Exhibit 4.12



                        Employment and Services Agreement
                        ---------------------------------



                     Duly made and executed in Haifa, Israel
                           as of the ___ of March 2004

                                 by and between

                                  Attunity Ltd.
                              Company no. 520038019
                of Einstein Building, Tirat Carmel 39101, Israel
                            (Hereinafter "ATTUNITY")

                                                               OF THE FIRST PART
                                                               -----------------
                                       And

                                   Arie Gonen
                               I.D. NO. 00168950/4
                               2 Pinhas Lavon St.
                                  Haifa, Israel
                              (Hereinafter "GONEN")
                                                              OF THE SECOND PART
                                                              ------------------

WHEREAS GONEN has acted as CEO and Chairman of the Board of ATTUNITY from October 1, 1987 until November 22, 2000 and has acted as Active Chairman since November 22, 2000 until September 1, 2002 and since September 1, 2002 has acted as Chairman and Interim CEO until the date hereof; and

WHEREAS ATTUNITY wishes to appoint GONEN as Chairman and CEO and GONEN agrees to serve as Chairman and CEO Attunity on the terms and conditions set forth herein;


NOW, THEREFORE, in condition of the mutual promises and undertaking of the parties, it is hereby agreed as follows:


1.   DUTIES AND RESPONSIBILITIES
     ---------------------------

     1.1. Subject to the terms and conditions of this Agreement (i) GONEN shall serve as Chairman of the Board of ATTUNITY, and (ii) GONEN shall also serve as CEO of ATTUNITY.


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     1.2. During the term of GONEN's employment, GONEN shall:

          1.2.1. Devote his full working time and best efforts to the business and affairs of ATTUNITY and the performance of his duties hereunder (this Section 1.2.1 is not applicable to the Services Period as described in section 7 herein); and

          1.2.2. Not engage in or be associated with, directly or indirectly, any competitive business, duties or pursuits; and

          1.2.3. Not undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other businesses, duties or pursuits to the extent such activities will materially interfere with his duties hereunder (this Section 1.2.1 is not applicable to the Services Period as described in section 7 herein).

     1.3. GONEN agrees that during a one year period ("One Year Period") starting January 25, 2004 and ending January 24, 2005, GONEN will spend at least sixty six percent (66%) of his time in the United States. However, GONEN will be entitled to spend less than sixty six percent (66%) of his time in the United States upon the occurrence of any of the following events:

          1.3.1. GONEN's employment is terminated by Attunity (except for Justifiable Cause).

          1.3.2. GONEN stop serving as CEO at the Company's request.

          1.3.3. GONEN's is requested by the Board of Directors of ATTUNITY not to spend sixty six percent (66%) of his time in the United States during the One Year Period.

          1.3.4. Change of Control.

     1.4. For the purposes of this agreement, "Change of Control" shall mean:

          1.4.1. The approval by the stockholders of ATTUNITY of a merger or consolidation of ATTUNITY with any other corporation, other than a merger or consolidation which would result in the voting securities of ATTUNITY outstanding immediately prior thereto continuing to represent (either


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               by remaining outstanding or by being converted into securities of the surviving entity) sixty percent (60%) or more of the total voting power represented by the voting securities of ATTUNITY or such surviving entity outstanding immediately after such merger consolidation; or

          1.4.2. Any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of ATTUNITY representing 60% or more of the total voting power represented by ATTUNITY's then outstanding voting securities;


2.   TERM AND TERMINATION

     2.1. This Agreement shall commence as of January 1, 2004 and will remain in effect until the end of the term of the Services Period (as defined in Section 7.2 below), unless earlier terminated in accordance with the terms and provisions of this Section 2.

     2.2. ATTUNITY shall have the right to terminate this Agreement at any time for Justifiable Cause (as hereunder defined) as determined by the board of directors of ATTUNITY, by giving GONEN written notice of termination for cause. In such event, this Agreement and the employment relationship shall be deemed effectively terminated upon the time of delivery of such notice.

          The term "Justifiable Cause" shall mean (a) a serious breach of trust including but not limited to theft, embezzlement, breach of fiduciary duty, prohibited disclosure to unauthorized person or entities of confidential or proprietary information of or relating to ATTUNITY and the engaging by GONEN in any prohibited businesses competitive to the business of ATTUNITY and its subsidiaries, affiliates or associated companies, or (b) any willful failure to perform competently any of GONEN's fundamental functions or duties hereunder or other cause justifying termination or dismissal under applicable law.

     2.3. During the period following the Termination of Employment Date (as defined in Section 7.1 below), GONEN shall cooperate with ATTUNITY and use his best




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          efforts to assist the integration into ATTUNITY's  organization of the person or persons who will assume GONEN's responsibilities.


     3.   COMPENSATION

          3.1. Commencing January 1, 2004 and until the Termination of Employment Date (as defined in Section 7 below), ATTUNITY shall pay GONEN as compensation a monthly gross salary of ninety thousand (90,000) New Israel Shekels ("NIS") payable until the 9th of the following month (the "Gross Salary"). The Gross Salary payable each month shall be linked to the Israeli Consumer Price Index published by the Israeli Central Statistic Bureau. The base index will be the index of December 2003. The Gross Salary can be only increased as a result of changes in the Israeli Consumer Price Index. Such compensation shall be comprehensive and all - inclusive in that it shall be deemed to include all overtime payments according to the terms of the Working Hours and Rest Law 5711 - 1951 or any other similar law or provision which may apply.

          3.2. GONEN shall be entitled to the use of an automobile owned by ATTUNITY ("Company Car"), the price of which will not exceed seventy five thousand ($75,000) US Dollars. ATTUNITY shall reimburse GONEN for all expenses relating to the use and upkeep of such automobile. ATTUNITY will replace such Company Car at least every forty-eight (48) months. Upon termination of this Agreement for any reason, GONEN will have the option to purchase such automobile at its book value at the time of such termination. GONEN will keep his Company Car for six (6) months commencing from the Termination of Employment Date as set for in
               Section 7 herein.

          3.3. GONEN shall be entitled to full reimbursement for his home telephone expenses, including calls made abroad.

          3.4. GONEN shall be entitled to a refund for all-reasonable entertainment and living expenses both in Israel and abroad, upon the furnishing of receipts, relating to his employment with ATTUNITY.

          3.5. ATTUNITY and GONEN shall obtain and maintain Managers Insurance (Bituach Menahalim) in the customary form for the exclusive benefit of GONEN. ATTUNITY shall pay an amount equal to 13.33% of each monthly Gross Salary payment towards the premiums payable in respect of such insurance. GONEN shall pay, by deduction from


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               salary, 5% of each monthly Gross Salary and ATTUNITY shall pay an additional amount equal to 2.5% of each monthly Gross Salary for insurance against disability. It is hereby agreed that GONEN's benefits under the foregoing insurance shall come in lieu of, and as full and final substitution for severance pay to which GONEN may otherwise be entitled under applicable law.

               When GONEN's  employment  is  terminated  for  whatsoever  reason
               (except for Justifiable Cause) GONEN will be entitled to a severance payment that is calculated at two times his last Gross Salary (as described in Section 3.1) multiplied by the number of years since October 1, 1987, less the amount accumulated in the severance component of the Manager Insurance specified above and GONEN's Managers Insurance will transferred to GONEN.

          3.6. GONEN shall be entitled to "Keren Hishtalmut" as customary for all ATTUNITY employees.

          3.7. GONEN shall be  entitled  to paid annual  vacation of twenty five
               (25) working days, based on five (5) working days week, with respect to and during each twelve (12) month period of his employment hereunder. Such vacation, in respect to any year, may be carried forward. GONEN will be entitled to be paid for unutilized accrued vacation on a yearly basis. However, Gonen has waived his accrued vacation until December 31, 2002.

          3.8. In the event that GONEN shall be required by ATTUNITY to spend time abroad, he shall be entitled to a special grant equal to the amount of days he has spent outside Israel multiplied by a daily rate of one hundred and thirty four US Dollars ($134), in addition to the reimbursement of his expenses as specified in 3.4 above.

          3.9. GONEN shall be entitled to a bonus according to the Bonus Plan attached hereto as Schedule 1. In addition, commencing 2002, the Board of Directors will be entitled to award GONEN with additional bonuses, which shall not exceed One Hundred Thousand US Dollars ($100,000) per calendar year.

          3.10.Subject to GONEN's  fulfillment of his obligations  under Section
               1.3 herein, GONEN has been granted six hundred thousand (600,000) stock options to purchase Ordinary Shares of ATTUNITY pursuant to ATTUNITY's 2003 Employee Stock Option Plan at a price of $1.92 per share to be vested only upon a Change of Control.

               Those options are exercisable upon a Change of Control as defined above.

          3.11.GONEN  agrees  and  accepts   that  in  January   2002   ATTUNITY
               implemented a 20% temporary salary reduction plan for all its employees and as long as this reduction plan for all employees is not changed Gonen's Gross Salary will be reduced by 20%. This reduction will not apply to section 3.5 regarding which the salary mentioned in section 3.1 shall prevail.


4.   PROPRIETARY INFORMATION

     4.1. GONEN acknowledges and agrees that ATTUNITY possesses and will continue to possess and acquire information, trade secrets and technology that has been created, discovered or developed, or has otherwise become known to ATTUNITY in the field of computer software and services, including without limitation, information and technology that has been assigned or otherwise conveyed to ATTUNITY, which information has commercial value in the business in which ATTUNITY is engaged. Such information, whether documentary, written oral or computer generated, shall be deemed to be and referred to as "Proprietary Information", which includes but is not limited to trade marks, trade secrets, copyrights, processes, formulas, data and know-how, improvements, inventions, techniques, products, forecasts, third party products and know-how and customer lists.

     4.2. Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of ATTUNITY and irrespective of form but excluding information that (a) was known to GONEN prior to his association with ATTUNITY and can be so proven by GONEN; (b) shall have become a part of the public knowledge except as a result of breach of this Agreement by GONEN; (c) shall have been received by GONEN from a third party having no obligation towards ATTUNITY; (d) reflects general skills and experience gained during GONEN's employment by ATTUNITY; or (e) reflects information and data generally known within the industries or trades in which ATTUNITY competes.

     4.3. GONEN agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of ATTUNITY and it's assigns. At all times, both during his employment by ATTUNITY and after its termination, GONEN will not use or disclose any Proprietary Information or anything relating thereto without the written consent of ATTUNITY except as may be necessary in the ordinary course of performing his duties hereunder.

     4.4. Should, for any reason, any one or more of the terms contained in Sub-Paragraphs 4.1. 4.2. And 4.3 of this Section 4 be held to be excessively broad with regard to time, geographic scope or activity, that term shall be construed in a manner to enable it to be enforced to the extant compatible with applicable law.

     4.5. GONEN's undertakings in this Paragraph 4 shall remain in full force and effect for two (2) years after termination of this Agreement.


5.   NON-COMPETITION

     GONEN agrees and undertakes that he will not, during the term of this Agreement (including the Service Period) and for a period of one year thereafter:

     5.1. Directly or indirectly, as owner, partner, joint venturer, stock holder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, licensee or any capacity whatsoever engage in, become financially interested in, be employed by, or have any connection with in Israel or any other country any business or venture worldwide that is engaged in any activities involving either
          (a) products or services similar to the actual products then produced by ATTUNITY or its subsidiaries or affiliates, or (b) information processes, technology or equipment in which ATTUNITY or its subsidiaries or affiliates then has a proprietary interest; provided, however that GONEN may own any securities of any corporation which is engaged in such business and is and is publicly-owned and trade but in any amount not to exceed at any one time ten percent (10%) of any class of stock or securities of such company, so long as he has no active role in the publicly-owned and traded company as traded company as director, employee, consultant or otherwise.

     5.2. Employ (other that through ATTUNITY or its subsidiaries) any person employed by ATTUNITY during the previous twelve (12) months for any purpose or in any place in any business in which he is deemed to be a control person as defined under any Israeli or U.S. securities or banking laws or regulations.

     5.3. Should, for any reason, any one or more of the terms contained in Sub-Paragraphs 5.1 and 5.2 of this



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          Section  5 be  held to be  excessively  broad  with  regard  to  time, geographic scope or activity, that term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.


6.   NO RESTRICTION ON EMPLOYMENT

     GONENrepresents and warrants that on the date hereof he is free to be employed by ATTUNITY upon the terms contained in this Agreement and that there are no employment contracts, consulting contracts or restrictive covenants preventing full performance of his duties hereunder.


7.   TERMINATION OF GONEN's EMPLOYMENT AND THE SERVICES PERIOD

     7.1. ATTUNITY has the right to change GONEN's position as CEO while continuing GONEN's employment with ATTUNITY, and such change of position shall not constitute termination of employment for purposes of this Section 7 of this Agreement or for any other purpose. ATTUNITY shall give GONEN at least thirty (30) days notice of the termination of his employment with ATTUNITY. If GONEN wishes to terminate his employment with Attunity, he shall give ATTUNITY at least thirty (30) days written notice. (collectively the "Termination of Employment Date")

     7.2. After the Termination of Employment Date, GONEN shall not be entitled to the Gross Salary and the other benefits specified in Section 3 above (except as expressly specified in Section 3.2 and according to Sections 3.9 and 3.10) and the following provisions will instead apply:

          7.2.1. For a period of thirty six (36) months commencing on the Termination of Employment Date (the "Services Period"), GONEN undertakes to provide up to fifty four (54) hours of consulting services per month to ATTUNITY and not more than One thousand nine hundred forty four (1,944) hours on an accumulative basis. The Board of ATTUNITY will exclusively determine GONEN's duties and title during the Services Period. GONEN will be entitled to all the payments under this Section 7.2 herein regardless of whether ATTUNITY utilizes GONEN's services.

               GONEN recognizes that from time to time the Board might require from GONEN to provide more than fifty four (54) hours per month. In such events GONEN will make his best effort to comply with such requests, however, GONEN's accumulative commitment will not exceed one thousand nine hundred forty four (1,944) hours for the Services Period.

          7.2.2. In the event that GONEN will be required by ATTUNITY to travel abroad, a full day will be calculated at eight (8) hours and will include GONEN's flying time. In such an event, GONEN shall be entitled to a payment that is equal to the amount of days he has spent outside Israel multiplied by a daily rate of one hundred thirty four US Dollars ($134), in addition to the reimbursement of his reasonable expenses, in accordance with ATTUNITY'S expense reimbursement policy.

          7.2.3. In consideration for GONEN's availability to provide the Consulting Services during the Services Period, ATTUNITY shall pay GONEN thirty six (36) monthly payments of thirteen thousand five hundred US Dollars ($13,500) plus VAT (the "Payments"), to be paid by the 25th of each month. GONEN will furnish ATTUNITY with an invoice for each month by the 30th of the month. Payments will be made in NIS in accordance with a last known representative exchange rate published by the Bank of Israel.

               These monthly payments will not be changed as long as the cumulative commitment specified in section 7.2.1 will not exceed one thousand nine hundred forty four (1,944) hours for the Services Period.

     7.3. In the event that ATTUNITY wishes to terminate GONEN's employment agreement with ATTUNITY due to the failure of ATTUNITY to achieve its financial milestones agreed to from time to time by GONEN and the Board of Directors of ATTUNITY, in writing, ATTUNITY shall have the right to pay GONEN a one-time, upfront lump-sum payment of two hundred and fifty thousand US Dollars ($250,000) instead of the payments that GONEN is entitled to receive during the Services Period described in sections 7.2.1, 7.2.2, and 7.21.3 and GONEN will not be required to provide the related services.

     7.4. The parties acknowledge that during the Services Period, there will not be any employer - employee


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          relationship between ATTUNITY and GONEN and GONEN will be acting as an independent contractor.


8.   GENERAL PROVISIONS


     8.1. This Agreement shall not be amended, modified or varied by any oral agreement or representation or otherwise than by a written instrument executed by both parties or by their duly authorized representative.

     8.2. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any of the terms or conditions hereof.

     8.3. If any term or provision of this Agreement shall be declared invalid, illegal, or unenforceable, to the extent that a court shall deem it reasonable to enforce such term or provision and if such term or provision shall be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

     8.4. The terms and conditions of this Agreement supersede those of all previous agreements and arrangements, either written or oral, relating to the subject hereof, including the Employment Agreement between ATTUNITY and GONEN dated January 1, 1996 and including the Agreement dated September 1, 2002.

     8.5. This Agreement is personal to GONEN and GONEN shall not assign or delegate his rights or duties to a third party, whether by contract, will or operation of law, without ATTUNITY's prior written consent, except moneys and compensation rights that may be passed to his heirs.

     8.6. This Agreement shall inure to the benefit of ATTUNITY's successors and assigns.

     8.7. Each notice and/or demand given by one party pursuant to this Agreement shall be given in writing and shall be sent by registered mail to the other party at the address appearing in the caption of this Agreement or by facsimile and such notice and/or demand shall be deemed given at the expiration of twelve (12) hours after dispatch by facsimile, three (3) days from the date of mailing by registered mail or immediately if


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          delivered by hand.  Such address  shall be effective  unless notice of change in address is provided by registered mail to the other party.

     8.8. Any dispute arising out of or in connection with this Agreement will, in the failure of the parties to reach an amicable agreement, be finally settled by a single arbitrator appointed in accordance with the agreement of the parties. In the absence of agreement within twenty one (21) days from the written request of one party for the appointment of an arbitrator, the chairman of the Israeli Bar Association shall appoint an arbitrator.

          The arbitrator shall be a lawyer knowledgeable in the laws appertaining to computers and software. The arbitrator shall be bound in his deliberations by the substantive laws of the State of Israel and shall provide the parties with written reasons for his decision.

     8.9 This Agreement is subject to the required corporate approvals of Attunity.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


Attunity Ltd.                                                    Arie Gonen



------------------------------------                             -------------

                             SCHEDULE 1 - BONUS PLAN

GONEN will receive a bonus according to the following:

1. Commencing January 1, 2004 and until December 31, 2007, ATTUNITY will pay GONEN nine percent (9%) of all licenses and maintenance revenues received by ATTUNITY from International Distributors, which the Board assigned GONEN to appoint (including the International Distributors were appointed during 2002). This bonus will be paid within sixty (60) days of the receipt of payments from the Internal Distributors. However, this yearly bonus will not exceed the lower of (i) five percent (5%) of the yearly net profit excluding impairment of intangible Assets of ATTUNITY and (ii) one hundred thousand US Dollars ($100,000) per year.

2. GONEN will also receive an additional bonus that is equal to six percent (6%) of revenues received from Oracle (Transparent Gateway) in 2004. These bonuses will be paid within fourteen (14) days of the receipt of payments from Oracle.

3. In the event that GONEN will be assigned by the Board to raise funds for ATTUNITY in any form including equity and convertible debentures and exercise of Warrants. GONEN will be entitled to three-year warrants at the closing price of fund raising deal of up to seven percent (7%) of the amount of shares that were issued in the fund raising deal, the exact percentage to be determined by the Board of ATTUNITY. To remove doubt, this provision will only apply to investors introduced to ATTUNITY by GONEN.

4. In the event that ATTUNITY will be acquired in a merger or an acquisition transaction, GONEN will be entitled to a fee that is up to seven percent (7%) of the total value of the consideration paid for ATTUNITY in such a transaction, the exact percentage to be determined by the Board of ATTUNITY. However, the percentage will be no less than three percent (3%) in the event that the closing of the acquisition occurs on or before December 31, 2004; two percent (2%) if the closing of the acquisition transaction occurs at any time between January 1, 2005 and December 31, 2005 and one percent (1%) if the closing of the acquisition transaction occurs at any time between January 1, 2006 and December 31, 2007. Thereafter, GONEN shall not be entitled to any fee in connection with or relating to an acquisition transaction.